EXHIBIT 5.1


                      (Stibel & Toulan LLP Letterhead)


                                                      April 19, 2001


Bravo! Foods International Corp.
11300 US Highway 1, Suite 202
North Palm Beach, Florida 33408

      Re: Registration Statement on Form SB-2 / Amendment 4

Ladies and Gentlemen:

      We are counsel for Bravo! Foods International Corp., a Delaware corporation, in connection with the preparation of a registration statement on Form SB-2 of which this opinion is a part, to be filed with the Securities and Exchange Commission for the resale by certain selling shareholders of 12,250,000 shares of the corporation's common stock underlying the issued and outstanding Series D, F and G convertible preferred and warrants of the corporation. The securities being registered for resale are to be offered by the selling shareholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

      In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

      Based upon the foregoing, it is our opinion that:

      The shares of common stock being registered for the account of the selling shareholders, when issued, will be validly issued shares, and will be fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Interest of Named Expert and Counsel" in the Prospectus included in the Registration Statement.

                                       Sincerely yours,


                                       /s/ STIBEL & TOULAN LLP